Exhibit 99.2

NEWS RELEASE

For further information, please contact:
Mr. John O'Mahoney, Chairman/CEO, or Mr. Mark Joslin, CFO & Treasurer



              LAWTER INTERNATIONAL FIRST QUARTER EPS INCREASES 21%

        Pleasant Prairie, Wisconsin - April 28, 1999 -- Lawter International, Inc. announced today fully diluted earnings per share of $0.17 for the quarter ended March 31, 1999 compared to $0.14 for the first quarter of 1998.

Sales revenue for the first quarter of 1999 was $55,102,000, an improvement of 4% over first quarter 1998 sales revenue of $52,755,000. Sales volumes were up 9% for the quarter including the business purchased on December 31, 1998 from Robert Kraeme r. Excluding this acquisition, worldwide sales volumes would have been up 1%. Sales gains in North America were largely offset by lower volumes in Europe, where difficult economic conditions adversely impacted the European graphic arts market, part icularly in January.

Gross margins for the first quarter of 1999 improved to 31% of sales compared to 30% of sales for the 1998 period. Margins in 1999 benefited from cost reduction programs initiated in Europe in 1998 and from strategic purchases of raw materials. By holding growth in selling, administration, research and distribution expenses to 3%, income from operations of $9,859,000 for the first quarter of 1999 was 12% ahead of 1998 first quarter income from operations.

Despite the improvement in operating earnings, interest expense incurred on borrowings to repurchase 11.5 million shares of the company stock on April 1, 1998, resulted in lower net earnings of $5,468,000 for the first quarter of 1999,14% below 1998 first quarter net earnings. With fewer shares outstanding in 1999 however, earnings per share increased 21% over the comparable 1998 period.

Lawter is a specialty chemical company, with 17 facilities in 11 countries throughout the world. It is a major manufacturer and distributor of printing ink vehicles, wax compounds and powders, and synthetic and hydrocarbon resins to the graphic arts industry. Lawter also serves the industrial coatings, adhesives and rubber industries.


This press release contains forward-looking statements which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, certain global and regional economic conditions and factors detailed in the Company's Securities and Exchange Commission filings.

                    CONDENSED CONSOLIDATED REPORT OF EARNINGS
                    (In thousands, except per share figures)
                                   (Unaudited)

                               Three Months Ended
                                    March 31
                               ------------------      % Inc.
                                 1999       1998       (Dec.)
                               --------   --------     ------
Net Sales                      $ 55,102   $ 52,755        4
Cost of Goods Sold               38,014     36,935        3
                               --------   --------
Gross Margin                   $ 17,088   $ 15,820        8
Selling, Admin., Research
     and Distribution Exps.       7,229      7,017        3
                               --------   --------
Income from Operations         $  9,859   $  8,803       12
Investment Income                   360      1,072      (66)
Interest Expense                 (2,408)      (745)     223
                               --------   --------
Earnings before Tax            $  7,811   $  9,130      (14)
Income Taxes                      2,343      2,739      (14)
                               --------   --------
Net Earnings                   $  5,468   $  6,391      (14)
                               ========   ========
Earnings Per Share             $   0.17   $   0.14
Average Shares Outstanding       33,068     45,533


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                Mar. 31    Dec. 31
                                 1999       1998
                               --------   --------
Cash and Equivalents           $ 43,825   $ 40,078
Other Current Assets             87,127     92,964
Net PP&E                         88,203     92,142
Other Assets                     27,367     29,066
                               --------   --------
                               $246,522   $254,250
                               ========   ========

Current Liabilities            $ 51,974   $ 56,332
Deferred Income Taxes            35,816     35,344
Long-Term Obligations           129,050    129,050
Stockholders' Equity             29,682     33,524
                               --------   --------
                               $246,522   $254,250
                               ========   ========